February 8, 1999


BARRETT BUSINESS SERVICES, INC.
4724 SW Macadam Avenue
Portland, OR 97201

Dear Gentlemen:

         This letter amendment (this "Amendment") is to confirm the changes agreed upon between Wells Fargo Bank, National Association ("Bank") and Barrett Business Services, Inc. ("Borrower") to the terms and conditions of that certain letter agreement between Bank and Borrower dated as of May 31, 1998, as amended from time to time (the "Agreement"). For valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree that the Agreement shall be amended as follows to reflect said changes.

         1. The Agreement is hereby amended by deleting "Five Million Six Hundred Fifty Thousand Dollars ($5,650,000.00)" as the maximum principal amount available under Line of Credit, and by substituting for said amount "Seven Million Six Hundred Fifty Thousand Dollars ($7,650,000.00)," with such change to be effective upon the execution and delivery to Bank of a promissory note substantially in the form of Exhibit A attached hereto (which promissory note shall replace and be deemed Line of Credit Note defined in and made pursuant to the Agreement) and all other contracts, instruments and documents required by Bank to evidence such change.

         2. Paragraph I.1. (b) of the Agreement is hereby amended by deleting "Five Million Six Hundred Fifty Thousand Dollars ($5,650,000.00)" as the aggregate undrawn amount of all outstanding Letters of Credit, and by substituting for said amount "Seven Million Six Hundred Fifty Thousand Dollars ($7,650,000.00)."

         3. Except as specifically provided herein, all terms and conditions of the Agreement remain in full force and effect, without waiver or modification. All terms defined in the Agreement shall have the same meaning when used herein. This Amendment and the Agreement shall be read together, as one document.

         4. Borrower hereby remakes all representations and warranties contained in the Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date

Barrett Business Services, Inc.
February 8, 1999
Page 2

of Borrower's acknowledgment set forth below there exists no default or defined event of default under the Agreement or any promissory note or other contract, instrument or document executed in connection therewith, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute such a default or defined event of default.

UNDER OREGON LAW, MOST AGREEMENTS, PROMISES AND COMMITMENTS MADE BY BANK AFTER OCTOBER 3, 1989 CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY THE BORROWER'S RESIDENCE MUST BE IN WRITING, EXPRESS CONSIDERATION AND BE SIGNED BY BANK TO BE ENFORCEABLE.

         Your acknowledgment of this Amendment shall constitute acceptance of the foregoing terms and conditions.


                                        Sincerely,

                                     WELLS FARGO BANK,
                                      NATIONAL ASSOCIATION


                                     By: /s/ Julie Wilson
                                         Julie Wilson
                                         Vice President


Acknowledged and accepted as of February 10, 1999:


BARRETT BUSINESS SERVICES, INC.

By: /s/ Michael D. Mulholland

Title:  Vice President - Finance